Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of September 23, 2013, by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Jason Amello, an individual resident in the Commonwealth of Massachusetts (“Executive”).

1. Employment; Duties; Full Time Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Financial Officer of the Company, with such employment to commence on September 23, 2013 (the “Commencement Date”). In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries as the Board of Directors of the Company (the “Board”) may lawfully assign to or vest in Executive from time to time. Executive covenants and agrees that, at all times during the Term (as defined below), Executive shall devote Executive’s full business time and efforts to Executive’s duties as an employee of the Company and that Executive will not, directly or indirectly, engage or participate in any other business or professional activities during the Term, other than (a) non-conflicting personal investments managed on Executive’s personal time, (b) activities for non-profit institutions (including, but not limited to, participating on boards of directors), and (c) activities or commitments set forth and described on Appendix A (Section 1) hereto, provided that such activities do not interfere or conflict with Executive’s obligations hereunder.

2. Place of Performance. Executive’s principal place of business for the performance of his duties under this Agreement shall be in the greater Boston, Massachusetts metropolitan area. Executive shall also travel as reasonably necessary or appropriate to perform his duties hereunder, including, but not limited to, traveling to the Company’s offices in Cincinnati, Ohio. At no time during the Term shall Executive be required to relocate to the Cincinnati, Ohio area or otherwise be required to relocate his residence from the greater Boston, Massachusetts metropolitan area.

3. Term. The Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time, with or without Cause, as provided in Section 6 below. The period commencing with the Commencement Date and ending on the effective date of any termination of employment in accordance with the provisions hereof shall constitute the term of this Agreement (the “Term”).

4. Compensation and Benefits. During the Term, the Company shall provide Executive with the following compensation and benefits:

(a) Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $320,000 per annum (less applicable deductions and withholdings), payable in periodic payments in accordance with the Company’s normal payroll practices. During the Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. Any and every decrease in Base Salary, however, shall constitute Good Reason under Section 6(e) of this Agreement.

(b) Discretionary Bonuses. Executive will be eligible to receive an annual bonus in an amount up to 20% of Executive’s Base Salary (the “Annual Target Bonus”). The exact amount of the actual bonus awarded to Executive for any given year, if any, shall be determined by the Board in its sole discretion based upon its consideration of the Company’s performance and Executive’s performance against objectives established by the Board for the year, in consultation with Executive. Except as otherwise may be required by applicable law and except as provided in Section 6(b), Executive must remain an employee through the end of the calendar year in order to earn a bonus for that year. Except as provided in Section 6(b), Executive will not earn any bonus (including a prorated bonus) for any year if Executive’s employment terminates for any reason before the end of such year. Any annual bonus shall be paid by March 15 of the following calendar year.

(c) Stock Ownership. On or by the Effective Date, Executive shall be awarded 81,394 options to acquire shares of the Common Stock of the Company (“Stock Options”), which Stock Options represent approximately 1.0% of the Company’s Common Stock outstanding as of the Effective Date on a fully-diluted and as-converted basis. Except for the foregoing Stock Options, and except as otherwise may be determined by the Board from time to time after the date of this Agreement in its discretion, Executive shall not have any right to be issued shares of the Company’s capital stock or options, warrants or other rights to acquire any capital stock of the Company. Provided, however, Executive will be eligible to participate and participate, commensurate with the Company’s senior executives, in any incentive option or stock award plans, deferred compensation plans or other incentive award plans that may be adopted or implemented by the Company.

(d) Other Compensation and Benefits. In addition to the compensation specified above in this Section 4, Executive shall be entitled to the following benefits during the Term, all on the terms offered or maintained by the Company to, for or on behalf of its senior executives: vacation, holidays and sick leave, and subject to eligibility therefor, the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, group life insurance plan and/or other health or insurance plan maintained by the Company for its senior executives generally and, if applicable, their family members. Executive will be eligible for the paid holidays as are generally made available to employees of the Company.

(e) Vacation. The Executive shall be entitled to four weeks paid vacation per calendar year to be taken at such times as may be approved by the Board or Chief Executive Officer of the Company (which is more than the normal amount defined in the Akebia Employee Handbook). An aggregate of up to 1 week of unused vacation time may be carried over at the end of a calendar year. Upon termination of the Executive’s employment, the Company will pay the Executive for unused vacation at the Executive’s Base Salary rate (subject to normal deductions and withholding amounts) on the next regularly scheduled pay date immediately following the termination date, or earlier if required by applicable law.

5. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

6. Termination.

(a) Termination on Death or Disability. The Term will terminate automatically and immediately upon Executive’s death or, upon 30 days prior written notice from the Company, in the event of Executive’s Disability. For purposes of this Section 6, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than sixty (60) work days within a six (6) consecutive month period as a result of Executive’s incapacity due to physical or mental illness. Upon any termination for death or Disability, Executive will not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation (other than accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment).

(b) Termination by the CompanyWithout Cause; Termination by the Executive for Good Reason. During the Term, the Company shall be entitled to terminate Executive’s employment without Cause (as defined below), and the Executive is also entitled to terminate his employment for Good Reason (as defined below), in which case Executive shall be entitled to receive the following severance benefits (the “Severance Payments”), in addition to accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment: (i) Executive shall be entitled to severance pay in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings; (ii) if Executive timely elects continued coverage under COBRA, then (A) the Company shall make such COBRA coverage (or equivalent medical benefits after the termination of COBRA) available for at least 18 months following termination and (B) the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect on the termination date for a period of twelve (12) months following Executive’s termination (provided that such COBRA continuation and reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees); and (iii) a pro-rata portion of the Executive’s annual target bonus for the calendar year in which the termination occurs.

Notwithstanding the foregoing, all Severance Payments under this Agreement are conditional on Executive (i) complying with the provisions of Section 7 below, and (ii) delivering prior to receipt of such severance payments, an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in the form attached hereto as Exhibit 1.

In the event that the Company determines that any severance benefit provided hereunder fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue

Code (“Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then if an accelerated payment of such benefits would cause such benefit not to be subject to the provisions of Section 409A(a)(1) of the Code, the payment of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the accelerated payment of such benefits would not avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be made pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 6 (b) (iv) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6 (b) (iv) ; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Notwithstanding any other provisions in this Agreement, it shall be a prerequisite of any termination by Executive for Good Reason that Executive shall have given the Company written notice within sixty (60) days following the date Executive becomes aware of the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and giving the Company thirty (30) days to cure any such Good Reason prior to any such termination, and if uncured, the termination for Good Reason must occur within ninety (90) days of the end of such cure period.

(c) Termination for Cause of Resignation. The Company may terminate Executive’s employment at any time for Cause, and Executive may voluntarily resign at any time. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement. Voluntary resignation by Executive shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement. In the event of the Company’s termination of Executive’s employment for Cause or Executive’s voluntary resignation from Executive’s employment, Executive will not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation (other than accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment).

(d) Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s failure to substantially perform Executive’s duties under this Agreement for reasons other than death or Disability, which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (ii) Executive’s material failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (iii) the proven commission by Executive of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony or (y) any tortious act, unlawful act or malfeasance that causes material harm to the Company’s standing, condition or reputation; or (iv) any material breach by Executive of the provisions of this Agreement, which breach, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such breach from the Company. The Board (excluding Executive if Executive is at such time a member of the Board) shall in good faith make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 6(d).

(e) Good Reason. For purposes of this Agreement, termination for “Good Reason” shall mean the termination by Executive of his employment following the existence of one or more of the following events arising without the consent of the Executive: (i) a material diminution in the Executive’s position, duties or responsibilities from those held by or assigned to the Executive as of the Effective Date, (ii) a reduction of the Executive’s Base Salary, (iii) a material reduction of the Executive’s benefits or bonus/incentive compensation opportunities provided to the Executive as then in effect, so long as he is the only executive to suffer such a reduction, or (iv) a change in the geographic location where Executive is required to perform services for the Company that is beyond a fifty (50) mile radius of the Executive’s then current residence, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations under Section 2 above.

(f) Removal from any Boards and Positions. Notwithstanding any other provision in this Agreement, if Executive’s employment is terminated under this Agreement for any reason, Executive shall be deemed to resign (i) from the Board or board of directors of any affiliate of the Company or any other board to which he has been appointed by or on behalf of the Company, and (ii) from any position with the Company or any affiliate of the Company, including, but not limited to, as an officer of the Company or any of its affiliates.

7. Company Matters; Restrictive Covenants.

(a) Confidential Information. Executive will have access to and will participate in the development of and will be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its affiliates, including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals, (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas and potential new business locations; and (iii) all other tangible and intangible property and intellectual property which is used in the business and operations of the Company and its affiliates but not made public. The foregoing is collectively referred to as the “Confidential Information.” The term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), or (y) that Executive receives on a non-confidential basis from a source (other than the Company, its affiliates or their representatives) that is not known by

Executive to be bound by an obligation of secrecy or confidentiality to any of the Company or its affiliates. Executive shall not disclose, use or make known for Executive’s or another’s benefit other than for the benefit of the Company and its affiliates any Confidential Information or use such Confidential Information in any way. Upon the termination of

Executive’s employment with the Company for any reason, Executive shall immediately return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(b) Non-Competition. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive will not directly or indirectly (whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever) engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or any other entity whatsoever which is engaged in the development or sale of therapies for anemia or HIF-PH (hypoxia inducible factor prolyl hydroxylase) inhibitors or human protein tyrosine phosphatase beta (HPTPß) inhibitors or Tie2 stabilizers. Notwithstanding the foregoing, the ownership by Executive of not more than three percent (3%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed to violate the prohibitions of this Section 7(b).

(c) Nonsolicitation of Customers. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit, directly or indirectly, any customers or prospective customers of the Company with whom Executive had contact on behalf of the Company during Executive’s employment with the Company.

(d) Nonsolicitation of Employees. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit or hire, directly or indirectly, on Executive’s behalf or on behalf of any other person or entity, any person employed by the Company except with the specific written consent of the Company.

(e) Certain Representations. Executive represents that Executive’s experience, capabilities and circumstances are such that the provisions of this Agreement will not prevent Executive from earning a livelihood. Executive further agrees that the limitations set forth in this Agreement (including, without limitation, the time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Company. Executive further acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and will cause immediate and irreparable harm to the Company in a manner that cannot be measured nor adequately compensated in damages. Executive further acknowledges that in the event of any such breach and in addition to any and all other remedies that it may have at law or in equity, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief to restrain such breach by Executive, and the prevailing party in any such proceeding shall be entitled to recover all associated costs and expenses, including reasonable attorneys’ fees, from the non-prevailing party. Nothing contained herein shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, against Executive in an action brought to enforce its rights hereunder.

(f) Intellectual Property. Except as otherwise set forth and described on Appendix A Section 7(f)) hereto, all ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship and development made, conceived or reduced to practice by Executive, either solely or in collaboration with others, during Executive’s employment with the Company, including but not limited to all copyright, trademark, patent, trade secret and intellectual property rights associated therewith, shall become and remain the exclusive property of the Company. Executive hereby assigns to the Company any and all of Executive’s right, title and interest in and to any of the foregoing, and Executive waives any claim that Executive may have thereto. Executive will promptly disclose in writing to the Company all such ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship and development, and will cooperate fully with the Company in confirming and protecting the Company’s ownership rights therein. The work product resulting from the Executive’s employment with the Company is work made for hire.

(g) Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of projects, programs or ventures involving the Company and third parties, all rights in such projects, programs and ventures shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

8. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and supersedes all prior agreements, commitments, representations, writings and discussions between them (whether written or oral) on the subject matters herein; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of the foregoing except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and Executive and their respective successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with the sale of all or substantially all of the Company’s assets, or a merger or consolidation in which the Company is not the surviving entity).

(c) Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

(d) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it.

(e) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(f) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

If to the Company:

Akebia Therapeutics, Inc.

Attn: President

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax: (513) 985-1920

If to the Executive:

Jason Amello

1700 Beacon Street

Newton, MA 02468

With copies of all notices also to go to Executive’s counsel, as follows:

Lawrence J. Casey

Shilepsky Hartley Robb Casey Michon

155 Seaport Boulevard, 11th Floor

Boston, MA 02210-2698

Email: lcasev@shilepsky.com

Fax: (617) 447-2800

With copies of all notices also to go to Company counsel and the Chair of the Company’s Compensation Committee, as follows:

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

Attn: David J. Willbrand, Esq.

Fax: (513)241-4771

Akebia Therapeutics, Inc.

Attn: Chair of Compensation Committee

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax:(513)985-1920

(g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

(h) Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

(i) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument

Signature Page Follows

Exhibit 10.7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
Name:	John P. Butler
Its:	CEO

Executive:

By:	/s/ Jason Amello
Jason Amello

Appendix A

(Section 1)

(1) Participating on boards of directors of public or privately held companies subject to prior written approval of the Board.

(2) Serving on any committees, boards, or organizations associated with Public Accountancy.

EXHIBIT 1

“Release”

Executive, on behalf of himself and anyone claiming by, through, or under him (including, but not limited to, his heirs, executors, administrators, attorneys, successors, assigns and agents), fully settles, releases and forever discharges the Company, and its present and former affiliates, related persons, parents, subsidiaries, predecessors, partners, principals, officers, directors, stockholders, managers, members, agents, representatives, attorneys, insurers, successors and assigns of and from any and all past or, present liability, claims, rights, demands, obligations, controversies, damages, costs, expenses (including reasonable attorneys’ fees), actions, causes of actions or compensation of any nature whatsoever whether known or unknown as of the date of execution of this Release, arising directly or indirectly, up to and including the day hereof, out of or related to the engagement of Executive by the Company, the performance of services by Executive for or on behalf of the Company, or the termination of Executive’s engagement by the Company, including, but not limited to, any claims which have been or could have been brought for discrimination under federal, state or local law, as well as any claims or causes of action under any law dealing with employment torts, intentional torts, ERISA, wrongful discharge, retaliation, breach of contract, implied contract, promissory estoppel, wage and hour violations, violation of public policy or personal injury, as well as claims for wages, overtime pay, vacation pay, commissions, bonuses, profit sharing, expenses, benefits, termination pay, severance pay, reasonable notice or pay in lieu of such notice.

This Release does not include a release of any rights and claims to any benefits to which Executive might be entitled under the terms of any employee benefit plan maintained by the Company in which Executive is a participant. This Release also does not include a release or waiver of any rights or claims Executive has, or might subsequently have, in Executive’s capacity as a stockholder of the Company. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement. However, this Release shall remain in full force and effect regardless of any claim by Executive that the Company failed to honor the terms of the Employment Agreement. In the event of any such dispute, Executive’s sole remedy against the Company shall be to enforce the terms of the Employment Agreement. Executive is also not waiving, and nothing in this Release is intended to waive, any right to defense and indemnification from the Company or its insurers or coverage under any directors and officers insurance coverage, if any, provided by the Company, to which Executive might be entitled. Executive is also not waiving, and nothing in this Release is intended to waive, any claims Executive may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement.

Notwithstanding this release of claims, the Company shall provide for the defense and, if applicable, satisfaction of any judgments rendered by any liability, claims, rights, demands, obligations, controversies, damages, costs, expenses (including reasonable attorneys’ fees), actions, causes of actions or compensation of any nature whatsoever asserted by a third party against Executive related to or arising out of the Employment Agreement, whether known or unknown as of the date of execution of this Release.

The Company, on behalf of itself or anyone claiming by, through, or under it (including, but not limited to, its present and former affiliates, related persons, parents, subsidiaries, predecessors, partners, principals, officers, directors, stockholders, managers, members, agents, representatives, attorneys, insurers, successors or assigns) fully settles, releases and forever discharges Executive, and his heirs, executors, administrators, attorneys, successors, assigns and agents, of and from any and all past, present or future liability, claims, rights, demands, obligations, controversies, damages, costs, expenses (including reasonable attorneys’ fees), actions, causes of actions or compensation of any nature whatsoever, arising directly or indirectly, up to and including the day hereof, out of or related to the engagement of Executive by the Company, the performance of services by Executive for or on behalf of the Company, or the termination of Executive’s engagement by the Company.

Neither Executive, on the one hand, nor the any of the Company’s officers or directors, on the other hand, shall make any statements or remarks which are disparaging toward the other.

This release does not constitute an admission of liability by any party hereto, and such liability is expressly denied by those released.